Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301

INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, March 4, 2021

Titan International, Inc. Announces Strong Finish to 2020 and Welcomes In 2021

Quarter and Full-Year Highlights
•Net sales for the quarter were $326.9 million, a $25.1 million YOY increase, net sales would have been $346.4 million on a constant currency basis
•Net sales for the full-year were $1.26 billion, a $189.4 million YOY decrease, net sales would have been $1.33 billion on a constant currency basis
•Adjusted EBITDA for the quarter was $17.3 million and for the full-year was $54.0 million, a YOY full-year increase of $15.9 million or 41.6%
•Ending cash and cash equivalents balance was $117.4 million, an increase of $18.7 million during the quarter and $50.6 million for the year
•Net debt was $347 million, a reduction of $18 million during the quarter and $86 million for the year

QUINCY, ILLINOIS, March 4, 2021 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2020.

“The new year is already looking like a completely different story compared to 2020,” stated Paul Reitz, President and Chief Executive Officer. “The confidence of U.S. farmers is at record levels with the tailwinds from strong commodity prices and healthy government payments received last year. Dealers are hungry for inventory as channels have been depleted to the lowest levels seen in the past 20 years. As seen in our fourth quarter results, the momentum is building and 2021 is off and running in a very positive direction. Last year is thankfully over and amidst the challenges of dealing with the COVID-19 pandemic, the Titan team remained focused on the imperative to improve our financial position. The success of our efforts has been evidenced as our 2023 bonds have been trading around par in recent months, allowing us an opportunity to explore the potential of a refinancing prior to their maturity.

“We finished the year with strong momentum as the results of our fourth quarter reflect the continued improvement in our financial position. We finished the year with a significant turnaround during Q4, as demand from many of our customers, particularly in the agriculture markets, continued to strengthen as the quarter progressed. Our continued cost reduction and cash preservation measures positioned us well heading into 2021 as evidenced by our
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strengthening cash position, net debt and margins. With cash at $117 million and net debt at $347 million, we have now reached levels not achieved since the end of 2017. The adjusted gross margin percentage of 11.8% achieved during Q4 was our strongest margin achieved over the previous ten quarters and reflects an incremental of nearly 33% over Q3. Adjusted EBITDA of $17.3 million was the highest since the first quarter of 2019. We have also delivered our sixth consecutive quarter with positive operating and free cash flow.

“The positive trends that we saw late in 2020 have only increased during the first few months of 2021. We expect this favorable trend in South America to continue along with North America demand accelerating through 2021 due to strong farmer income and commodity prices combined with low levels of inventory in many channels. Along with market improvements, we are seeing an improved pricing environment. In the first quarter of 2021, we have increased prices to offset rising raw material costs. We will continue to increase prices to offset higher production costs, and as the year progresses, we expect to improve our pricing leverage to manage our gross margins. With the business trending positively in many ways, we are looking toward a noticeable EBITDA improvement in 2021. The market has shifted positively so quickly in a relatively short time period making it difficult to provide a reasonable full-year 2021 forecast for sales and EBITDA. We do expect our 2021 capital expenditures to be in the range from $35 million to $40 million with continued flexibility based upon cash flow. With continued working capital focus and similar interest levels as 2020, we expect the full year to end cash flow positive. We also expect that we can improve our payment terms with customers to offset the impact on working capital from the growth in sales.

"The recent surge in agricultural demand, coming off the tail of the global pandemic, has created a high degree of volatility for our customer base and for Titan. We are rapidly hiring and training people to meet this growing demand, while in the midst of restrictions and challenges in the marketplace. Titan has a long history of being flexible to adjust to market volatility, and we have created robust production capabilities to meet the needs of our customers. Flexibility and scalability is a strength at Titan, and we expect to earn a good return on providing this to customers. The breadth of our wheel tooling at our Quincy, Illinois operation is one shining example of Titan’s capabilities. We are currently in discussions with major OEM’s on long-term supply agreements that would be a win-win for both sides in today’s ever changing world, and time is of the essence for everyone.

“Our entire global Titan team has worked tirelessly in order to continue to operate throughout the pandemic. Due to their efforts and diligence, we feel that we are now in position to be able to meet the growing needs of our customers. Again, I want to thank our Titan team for their efforts in safely navigating plant operations through this extraordinary time over this past year and protecting our employees throughout. Our 2020 performance positively reflects the strength and resiliency of our people and our products.”

Summary Results

Net sales for the fourth quarter of 2020 were $326.9 million, compared to net sales of $301.8 million for the fourth quarter of 2019, representing a $25.1 million, or 8.3 percent, increase. On a constant currency basis, net sales would have been $346.4 million. Net loss applicable to common shareholders for the fourth quarter of 2020 was $17.2 million, equal to a loss of $0.28 per basic and diluted share, compared to net loss applicable to common shareholders of $24.8 million, equal to a loss of $0.41 per basic and diluted share, in the fourth quarter of 2019. The fourth quarter included one-time adjustments including asset impairments, restructuring charges, insurance reimbursement and the gain on sale of an asset. The fourth quarter 2020 adjusted net loss attributable to Titan was $5.9 million, equal to a loss of $0.10 per basic and diluted share, compared to net loss attributable to Titan of $26.2 million, equal to a loss of $0.43 per basic and diluted share, in the comparable prior year period.

Net sales for the year ended December 31, 2020 were $1.26 billion, compared to net sales of $1.45 billion for the full year 2019, representing a $189.4 million decrease. On a constant currency basis, net sales would have been $1.33 billion.

Net loss applicable to common shareholders for the year ended December 31, 2020 was $60.4 million, equal to a loss of $0.99 per basic and diluted share, compared to net loss applicable to common shareholders of $50.4 million,
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equal to a loss of $0.84 per basic and diluted share, for the year ended December 31, 2019. The adjusted net loss attributable to Titan for the year ended December 31, 2020 was $33.2 million, equal to a loss of $0.55 per basic and diluted share, compared to adjusted net loss attributable to Titan of $49.7 million, equal to a loss of $0.83 per basic and diluted share, in 2019. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.
Expanded Results Information

Net sales for the fourth quarter ended December 31, 2020, were $326.9 million, compared to $301.8 million in the comparable quarter of 2019, an increase of 8.3 percent driven by sales decreases in both the Agriculture and Earthmoving/Construction segments. Overall, net sales volume increased 20.5 percent from the comparable prior year quarter, with the most significant growth coming from Agriculture in North America, Latin America and Europe driven by stronger OEM customer demand. Unfavorable currency translation decreased net sales by 6.4 percent while unfavorable price/mix of 5.8 percent further decreased net sales during the quarter.

Net sales for the year ended December 31, 2020, were $1.26 billion, compared to $1.45 billion in the comparable full year 2019, a decrease of 13.1 percent driven by sales decreases in all segments. This decrease reflected the challenges in the earthmoving/construction market as a result of a slowdown of the global construction market, particularly in Europe. Approximately $57 million in reduced sales, in comparison to the same period of 2019, was attributable to disrupted markets in Europe, Latin America and Asia resulting from the COVID-19 pandemic. Overall, net sales volume was down 8.1 percent and unfavorable currency translation further decreased net sales by 5.0 percent during the year ended December 31, 2020 as compared to 2019.

Gross profit for the fourth quarter ended December 31, 2020, was $25.9 million, compared to $18.3 million in the comparable prior year period. Gross margin was 7.9 percent of net sales for the quarter, compared to 6.1 percent of net sales in the comparable prior year period. The gross profit in the fourth quarter was lowered by an $11.2 million impairment on Titan Tire Reclamation Corporation (TTRC) in Canada as a result of market declines, which indicated the remaining book value of the equipment was above the fair market value, as well as $1.3 million of redundancy payments as part of a restructuring plan to reduce production costs in Italy. Excluding these charges, gross profit was $38.4 million with gross margin at 11.8 percent during the quarter.

Gross profit for the year ended December 31, 2020, was $114.3 million, compared to $129.0 million in 2019. Gross margin was 9.1 percent of net sales for the year ended December 31, 2020 compared to 8.9 percent of net sales in 2019. The decrease in gross profit was driven by lower sales volume and approximately $15 million unfavorable gross profit impact from the COVID-19 pandemic. Further, gross profit were negatively impacted by an impairment charge of $13.8 million related to certain machinery and equipment located at TTRC. In addition, there were restructuring charges recorded during 2020 for redundancy payments totaling $1.3 million as part of a program to reduce production costs in Italy as well as a $1.0 million asset impairment relating to a plant closure in the U.S. Excluding the impact of the impairment and restructuring charges, our gross profit margin improved from 2019, based on several factors, most notably lower raw material costs from tailwinds in the commodity markets throughout the year, primarily caused by the COVID-19 pandemic. In addition, management maintained a strong focus on reducing variable overhead costs in production facilities to combat the effects of lower sales volume.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2020 were $39.3 million, compared to $33.5 million for the comparable prior year period. As a percentage of net sales, SGARD was 12.0 percent, compared to 11.1 percent for the comparable prior year period. The increase in SGARD was driven by a $6.0 million impairment related to certain customer relationships in Australia as a result of attrition of several customers since the business was initially acquired in 2012.

SGARD expenses for the year ended December 31, 2020 were $140.0 million, compared to $147.6 million for the prior year. As a percentage of net sales, SGARD expenses were 11.1 percent, compared to 10.2 percent for 2019. The decrease in SG&A was primarily due to lower professional fees related to investments in information technology related to ongoing stabilization of an enterprise resource planning (ERP) software implementation
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within North America during 2019, lower payroll, marketing and travel related expenses resulting from company-wide initiatives to lower costs, as well as, $2.7 million in costs related to the Company's proposed ITM undercarriage public listing in 2019. These reductions were partially offset by a $5.0 million contingent legal accrual related to the settlement of the Dico case and the $6.0 million impairment in Australia, mentioned above.

Loss from operations for the fourth quarter of 2020 was $15.8 million, or 4.8 percent of net sales, compared to a loss of $17.5 million, or 5.8 percent of net sales, for the fourth quarter of 2019. Excluding the fourth quarter adjustments mentioned above, the Company posted a positive net operating profit of $2.7 million during the current year quarter.

Loss from operations for the year ended December 31, 2020 was $35.4 million, or 2.8 percent of net sales, compared to a loss of $28.4 million, or 2.0 percent of net sales, for the year ended December 31, 2019. This increase in the loss from operations was driven by the items previously discussed, but most notably the asset impairment charges totaling $20.8 million and the $5.0 million legal accrual recorded in 2020. Excluding one-time adjustments mentioned above the loss from operations for the full year was $7.8 million.

The fourth quarter 2020 net loss applicable to common shareholders was $17.2 million, equal to a loss of $0.28 per basic and diluted share, compared to net loss of $24.8 million, equal to a loss of $0.41 per basic and diluted share, in the comparable prior year period. Net loss applicable to common shareholders for the year ended December 31, 2020, was $60.4 million, equal to a loss of $0.99 per basic and diluted share, compared to net loss of $50.4 million, equal to a loss of $0.84 per basic and diluted share, in 2019.

The fourth quarter 2020 adjusted net loss attributable to Titan was $5.9 million, equal to a loss of $0.10 per basic and diluted share, compared to an adjusted net loss of $26.2 million, equal to a loss of $0.43 per basic and diluted share, in the comparable prior year period. The year ended December 31, 2020 adjusted net loss attributable to Titan was $33.2 million, equal to a loss of $0.55 per basic and diluted share, compared to adjusted net loss of $49.7 million, equal to a loss of $0.83 per basic and diluted share, in 2019. The Company utilizes adjusted net income (loss) attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

EBITDA was $5.9 million for the fourth quarter of 2020, compared to $1.5 million loss in the comparable prior year period. Adjusted EBITDA was $17.3 million for the fourth quarter of 2020, compared to $2.9 million loss in the comparable prior year period. EBITDA was $26.9 million for the year ended December 31, 2020, compared to $39.5 million in 2019. Adjusted EBITDA was $54.0 million for the year ended December 31, 2020, compared to $38.2 million in 2019. The Company utilizes EBITDA, adjusted EBITDA, and adjusted net income (loss) attributable to Titan, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of the most comparable GAAP financial measure to adjusted net income (loss) attributable to Titan, EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information
Agricultural Segment

(Amounts in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$161,380	$139,919	$634,652	$652,558
Gross profit	19,578	9,173	65,408	55,971
(Loss) income from operations	4,449	(6,071)	9,838	10,991

During the quarter, higher sales volume contributed 32.3 percent of the increase in Agricultural net sales, while unfavorable currency translation, primarily in Latin America and Russia, decreased net sales by 9.4 percent.
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Unfavorable price/mix reduced net sales by 7.6 percent during the current quarter. Higher sales volumes were driven by improving market conditions with the most significant growth in North America, Latin America and Europe driven by stronger OEM customer demand. The increase in gross profit was driven by the impact of higher sales volume and the related impact on production efficiencies as well as favorable global material prices.
During the year ended December 31, 2020, unfavorable foreign currency translation of 6.8 percent and unfavorable price/mix of 0.8 percent contributed to the decrease in net sales. This was partially offset by a volume increase of 4.8 percent experienced by the majority of our geographic locations except for our North America wheel operations and our undercarriage business in Europe. Higher sales volumes were the result of improving market conditions during the fourth quarter following challenging market conditions and economic softness due to the impact of the COVID-19 pandemic for much of 2020. The increase in gross profit and margin was driven by favorable global raw material prices and operational improvements and efficiencies experienced during 2020. Particularly, North American wheel improved operations and experienced efficient supply chains during 2020 as compared to elevated steel inventories and related costs in the second and third quarters of 2019.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$137,544	$131,567	$510,150	$648,753
Gross profit	3,108	6,872	37,885	57,678
(Loss) income from operations	(13,380)	(10,185)	(21,620)	(1,892)

During the quarter, the increase in Earthmoving/Construction net sales was driven by increased volume, which positively impacted net sales by 10.9 percent. The increase was primarily the result of improvements within the construction market in our undercarriage business in all geographies. Unfavorable price/mix reduced net sales by 4.6 percent, while unfavorable currency translation further decreased net sales by 1.8 percent during the quarter. The decrease in gross profit was primarily driven by an $11.2 million impairment related to certain machinery and equipment located at TTRC, as a result of market declines, which indicated the remaining book value of the equipment was above the fair market value.

The decrease in Earthmoving/Construction net sales for the year ended December 31, 2020 was driven by decreased volume of 19.4 percent and unfavorable foreign currency translation of 2.3 percent of net sales. Price/mix was flat year over year. The direct impact of the COVID-19 pandemic accounted for approximately $53 million of the sales decrease due to plant shutdowns and market disruptions in Europe and Asia, primarily in the first half of 2020. Lower sales volume was experienced in all geographies and also a result of tightening within the construction market which was most impactful in our undercarriage business. During 2020, there were impairment charges of $13.8 million related to certain machinery and equipment located at TTRC, with $2.6 million in the first quarter, in addition to the $11.2 million in the fourth quarter, detailed above. In addition, an impairment charge of $6.0 million related to certain customer relationships in Australia as a result of attrition of several customers since the business was initially acquired. The decrease in both gross profit and income from operations in 2020, compared to the same period in 2019, was primarily due to the impairment charges, coupled with lower sales volume due to tightening within the construction market particularly in our undercarriage business and as a result of the COVID-19 pandemic.

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Consumer Segment

(Amounts in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$27,984	$30,304	$114,511	$147,355
Gross profit	3,205	2,287	11,026	15,355
(Loss) income from operations	43	(1,271)	1,085	1,849

During the quarter, the decrease in Consumer sales was driven primarily by unfavorable currency translation of 13.0 percent and to a lesser extent by unfavorable price/mix which reduced net sales by 2.8 percent. The primary driver of the unfavorable foreign currency translation was in Latin America. Improved sales volume positively impacted net sales by 8.1 percent. Gross profit from the Consumer segment for the quarter increased compared to the comparable prior year quarter, driven by lower material costs as well as fixed costs removed from the business throughout 2020.

The decrease in Consumer segment net sales for the year ended December 31, 2020, was primarily due to unfavorable sales volumes of 15.5 percent and unfavorable foreign currency translation, primarily in Latin America, which negatively impacted net sales by 8.9 percent. This was partially offset by favorable price/mix of 2.1 percent. During a significant portion of 2020, sales in Latin America’s light utility truck tire sector were negatively impacted by dislocation in the market from effects of the COVID-19 pandemic.

Financial Condition

The Company ended 2020 with total cash and cash equivalents of $117.4 million, compared to $66.8 million at December 31, 2019. Long-term debt at December 31, 2020, was $433.6 million, compared to $438.5 million at December 31, 2019. Short-term debt was $31.1 million at December 31, 2020, compared to $61.3 million at December 31, 2019. Net debt (total debt less cash and cash equivalents) was $347.3 million at December 31, 2020, compared to $432.9 million at December 31, 2019.

Net cash provided by operating activities for the year ended December 31, 2020, was $57.2 million, compared to net cash provided by operations of $45.4 million for 2019. This continued improvement was due to liquidation of working capital as a result of company-wide initiatives surrounding inventory management and the impact of lower sales in 2020 as compared to the prior year. Capital expenditures were $21.7 million for the year ended December 31, 2020, compared to $36.4 million for 2019.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Thursday, March 4, 2021, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial
(412) 902-4283.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)

Net sales	$326,908	$301,790	$1,259,313	$1,448,666
Cost of sales	289,803	283,458	1,130,194	1,319,662
Asset impairment	11,214	—	14,800	—
Gross profit	25,891	18,332	114,319	129,004
Selling, general and administrative expenses	37,093	31,092	130,942	137,697
Research and development expenses	2,231	2,389	9,013	9,859
Royalty expense	2,406	2,373	9,715	9,880
Loss from operations	(15,839)	(17,522)	(35,351)	(28,432)
Interest expense	(7,478)	(8,253)	(30,554)	(32,004)
Foreign exchange (loss) gain	(1,283)	1,781	(11,025)	3,999
Other income	9,688	903	18,799	8,393
Loss before income taxes	(14,912)	(23,091)	(58,131)	(48,044)
Provision for income taxes	4,569	2,714	6,946	3,475
Net loss	(19,481)	(25,805)	(65,077)	(51,519)
Net loss attributable to noncontrolling interests	(2,267)	(970)	(4,689)	(3,094)
Net loss attributable to Titan	(17,214)	(24,835)	(60,388)	(48,425)
Redemption value adjustment	—	—	—	(1,928)
Net loss applicable to common shareholders	$(17,214)	$(24,835)	$(60,388)	$(50,353)

Loss per common share:
Basic	$(.28)	$(.41)	$(.99)	$(.84)
Diluted	$(.28)	$(.41)	$(.99)	$(.84)
Average common shares and equivalents outstanding:
Basic	61,376	60,287	60,818	60,100
Diluted	61,376	60,287	60,818	60,100

Dividends declared per common share:	$—	$.01	$.01	$.02

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$117,431	$66,799
Accounts receivable (net of allowance of $3,782 and $3,714, respectively)	193,014	185,238
Inventories	293,679	333,356
Assets held for sale	—	7,203
Prepaid and other current assets	54,475	58,869
Total current assets	658,599	651,465
Property, plant and equipment, net	319,854	367,595
Operating lease assets	24,356	23,914
Deferred income taxes	2,591	2,331
Other long-term assets	26,484	69,002
Total assets	$1,031,884	$1,114,307

Liabilities
Current liabilities
Short-term debt	$31,119	$61,253
Accounts payable	167,210	158,647
Other current liabilities	131,382	107,253
Total current liabilities	329,711	327,153
Long-term debt	433,584	438,469
Deferred income taxes	3,895	6,672
Other long-term liabilities	63,429	78,025
Total liabilities	830,619	850,319

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 61,466,593 issued at December 2020 and 60,710,983 at December 2019)	—	—
Additional paid-in capital	532,742	532,070
Retained deficit	(135,025)	(74,334)
Treasury stock (at cost, 89,612 shares at December 2020 and 427,771 shares at December 2019)	(1,199)	(4,234)
Accumulated other comprehensive loss	(217,254)	(218,651)
Total Titan stockholders’ equity	179,264	234,851
Noncontrolling interests	(2,999)	4,137
Total equity	176,265	238,988
Total liabilities and equity	$1,031,884	$1,114,307

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2020	2019
Net loss	$(65,077)	$(51,519)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,655	54,376
Asset impairment	20,823	—
Deferred income tax provision	(3,007)	(2,300)
Gain on building and investment sale	(4,152)	(4,695)
Gain on property insurance settlement	(8,657)	—
Stock-based compensation	2,462	1,381
Issuance of treasury stock under 401(k) plan	1,245	1,076
Foreign currency translation loss (gain)	12,444	(4,657)
(Increase) decrease in assets:
Accounts receivable	(15,236)	56,832
Inventories	37,747	63,654
Prepaid and other current assets	2,312	1,912
Other long-term assets	(1,071)	(1,842)
Increase (decrease) in liabilities:
Accounts payable	11,942	(53,183)
Other current liabilities	24,025	(10,155)
Other liabilities	(13,226)	(5,438)
Net cash provided by operating activities	57,229	45,442
Cash flows from investing activities:
Capital expenditures	(21,680)	(36,414)
Sale of Wheels India Limited shares	32,852	19,021
Proceeds from property insurance settlement	8,657	—
Payments related to redeemable noncontrolling interest	—	(71,722)
Other	13,392	(3,476)
Net cash provided by (used for) investing activities	33,221	(92,591)
Cash flows from financing activities:
Proceeds from borrowings	91,639	134,227
Payment on debt	(126,393)	(100,901)
Dividends paid	(603)	(1,204)
Other Financing Activities	(3.208)	—
Net cash (used for) provided by financing activities	(38,565)	32,122
Effect of exchange rate changes on cash	(1,253)	141
Net increase (decrease) in cash and cash equivalents	50,632	(14,886)
Cash and cash equivalents, beginning of year	66,799	81,685
Cash and cash equivalents, end of year	$117,431	$66,799

Supplemental information:
Interest paid	$29,233	$32,498
Income taxes paid, net of refunds received	$12,355	$10,416

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net loss attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net loss attributable to Titan, EBITDA, and adjusted EBITDA, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net loss attributable to Titan, EBITDA, and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net loss attributable to Titan to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2020 and 2019.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss applicable to common shareholders	$(17,214)	$(24,835)	$(60,388)	$(50,353)
Adjustments:
Remove redemption value adjustment	—	—	—	1,928
Asset impairments	17,237	—	20,823	—
Foreign exchange loss (gain)	1,283	(1,781)	11,025	(3,999)
Insurance reimbursement	(3,644)	—	(8,580)	—
Settlement of legal matter	—	—	5,000	—
Gain on sale of Brownsville, Texas facility	(4,855)	—	(4,855)	—
Loss on sale of Wheels India Limited shares	—	—	2,005	—
Restructuring charges	1,338	—	1,737	—
Costs relating to potential ITM public listing	—	421	—	2,694

Adjusted net loss attributable to Titan	$(5,855)	$(26,195)	$(33,233)	$(49,730)

Adjusted loss per common share:
Basic	$(0.10)	$(0.43)	$(0.55)	$(0.83)
Diluted	$(0.10)	$(0.43)	$(0.55)	$(0.83)

Average common shares and equivalents outstanding:
Basic	61,376	60,287	60,818	60,100
Diluted	61,376	60,287	60,818	60,100

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2020 and 2019.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss	$(19,481)	$(25,805)	$(65,077)	$(51,519)
Adjustments:
Provision for income taxes	4,569	2,714	6,946	3,475
Interest expense, excluding interest income	6,579	8,552	30,351	33,137
Depreciation and amortization	14,279	13,029	54,655	54,376
EBITDA	$5,946	$(1,510)	$26,875	$39,469
Adjustments:
Asset impairments	17,237	—	20,823	—
Foreign exchange loss (gain)	1,283	(1,781)	11,025	(3,999)
Insurance reimbursement	(3,644)	—	(8,580)	—
Settlement of legal matter	—	—	5,000	—
Gain on sale of Brownsville, Texas facility	(4,855)	—	(4,855)	—
Loss on sale of Wheels India Limited shares	—	—	2,005	—
Restructuring charges	1,338	—	1,737	—
Costs relating to potential ITM public listing	—	421	—	2,694

Adjusted EBITDA	$17,305	$(2,870)	$54,030	$38,164

The table below sets forth, for the three and twelve-month periods ended December 31, 2020, the impact to net sales of currency translation (constant currency) by geography (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Three Months Ended December 31, 2020
	2020	2019	% Change from 2019	$	%	Constant Currency
United States	$132,849	$127,797	4.0%	—	—%	$132,849
Europe / CIS	97,167	82,418	17.9%	90	0.1%	97,077
Latin America	62,062	54,694	13.5%	(19,634)	(35.9)%	81,696
Other International	34,831	36,881	(5.6)%	102	0.3%	34,729
	326,909	301,790	8.3%	(19,442)	(6.4)%	346,351

	Twelve Months Ended December 31,			Change due to currency translation		Twelve Months Ended December 31,
	2020	2019	% Change from 2019	$	%	Constant Currency
United States	$583,400	$672,556	(13.3)%	—	—%	$583,400
Europe / CIS	343,452	400,059	(14.1)%	(5,764)	(1.4)%	349,216
Latin America	218,258	254,375	(14.2)%	(63,075)	(24.8)%	281,333
Other International	114,203	121,676	(6.1)%	(3,249)	(2.7)%	117,452
	1,259,313	1,448,666	(13.1)%	(72,088)	(5.0)%	1,331,401

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	December 31, 2020	September 30, 2020	December 31, 2019

Long-term debt	$433,584	$431,789	$438,469
Short-term debt	31,119	32,641	61,253
Total debt	$464,703	$464,430	$499,722
Cash and cash equivalents	117,431	98,772	66,799
Net debt	$347,272	$365,658	$432,923
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